                                                                    EXHIBIT 10.7


                                                                  CONFORMED COPY


                   CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN
                      OMITTED AND FILED SEPARATELY WITH THE
                   SECURITIES AND EXCHANGE COMMISSION PURSUANT
                    TO A REQUEST FOR CONFIDENTIAL TREATMENT.
                       THE SYMBOL "[*]" HAS BEEN INSERTED
                      IN PLACE OF THE PORTIONS SO OMITTED.







                              MARKETING COOPERATION
                       AND SALES REPRESENTATION AGREEMENT

                                     between

                             UNITED AIR LINES, INC.

                                       and

                          GALILEO INTERNATIONAL, L.L.C.



                            Dated as of July 30, 1997

                              MARKETING COOPERATION
                       AND SALES REPRESENTATION AGREEMENT

                                Table of Headings

Section                                                                      Page
-------                                                                      ----
1        Definitions.........................................................  1

2        Sales Agency and Territories........................................  2
         2.1      Sales to NTP Subscribers...................................  2
                  2.1.1    Sales Agency Appointment..........................  2
                  2.1.2    Designated Subscribers............................  2
                  2.1.3    Multinational Accounts............................  2
         2.2      Sales to CTMS Customers....................................  3
         2.3      Other Sales Agents.........................................  3
         2.4      Territorial Reassignment...................................  3
         2.5      Trade Names................................................  4

3        The Administration of this Agreement................................  4
         3.1      GILLC......................................................  4
         3.2      United.....................................................  5
         3.3      Meetings and Coordination..................................  6

4        Responsibilities of United..........................................  6
         4.1      NTP Sales Services.........................................  6
         4.2      Multinational Sales Services...............................  7
         4.3      CTMS Sales Services........................................  9
         4.4      Support Services...........................................  9
         4.5      Responsibilities With Respect to Excluded Subscribers...... 10
         4.6      Sales Planning............................................. 10
         4.7      Staffing................................................... 10
                  4.7.1    Staffing Commitment............................... 10
                  4.7.2    Review of Staffing Levels......................... 10
                  4.7.3    Employee Proficiency and Training................. 11
                           4.7.3.1  Introductory Training.................... 11
                           4.7.3.2  Employee Proficiency..................... 11
                           4.7.3.3  Training and Test Materials.............. 11

5        GILLC Responsibilities.............................................. 12
         5.1      Marketplace Competitiveness................................ 12
         5.2      GILLC Support of Sales Services and Support Services....... 12
         5.3      Services of GILLC.......................................... 12
         5.4      New Services............................................... 12
         5.5      CTMS Products.............................................. 13
                  5.5.1    Base Products..................................... 13

                  5.5.2    Demonstrations.................................... 13
         5.6      Technical Support.......................................... 13
         5.7      Technical Assistance Offices............................... 13
         5.8      Help Desk.................................................. 13

6        Reporting........................................................... 14

7        Other Marketing Rights.............................................. 14
         7.1      GILLC...................................................... 14
         7.2      United..................................................... 14

8        Terms of Payment.................................................... 15

9        Currency............................................................ 15

10       Term................................................................ 15

11       Confidentiality..................................................... 16
         11.1     Confidential Information................................... 16
         11.2     Service.................................................... 16

12       Service Marks, Patents, Third Party Data............................ 16
         12.1  Use of Service Marks.......................................... 16
                  12.1.1   GILLC Marks....................................... 16
                  12.1.2   United Marks...................................... 17
         12.2     Patent Indemnity........................................... 17
                  12.2.1   Actions........................................... 17
                  12.2.2   Limitation........................................ 17
         12.3     Third Party Data........................................... 17

13       Taxes............................................................... 18
         13.1     GILLC Responsibilities..................................... 18
         13.2     Claims..................................................... 18

14       Limitation of Liability............................................. 18

15       Consequential Damages............................................... 18

16       Termination for Breach.............................................. 18

17       Force Majeure, Delay................................................ 19

18       Indemnification..................................................... 19

19       Guarantee of Performance............................................ 19

20       Third Party Rights.................................................. 20

21       Assignment.......................................................... 20

22       Relationship of the Parties......................................... 20

23       Severability........................................................ 20

24       Survival............................................................ 20

25       Governing........................................................... 20

26       Notices............................................................. 21

27       Headings............................................................ 21

28       Entirety of Agreement............................................... 21

29       Counterparts........................................................ 21

                              Table of Attachments

Appendix I.........................................................Certain Terms
Appendix II.............................................Budgets and Compensation

Attachment A.......................................................Defined Terms
Attachment B........................................Dispute Resolution Procedure

Exhibit A...................................Area of Primary Sales Responsibility
Exhibit B...........................................List of Excluded Subscribers
Exhibit C.................................................Designated Subscribers
Exhibit D...........................................Sales Representative Reports
Exhibit E....................................................Certain Territories

Schedule 1..................................Certain Information Relating to 1997

            MARKETING COOPERATION AND SALES REPRESENTATION AGREEMENT UNITED AIR LINES, INC. AND GALILEO INTERNATIONAL, L.L.C.

                  This Marketing Cooperation and Sales Representation Agreement (this "Agreement") effective as of the 30th day of July, 1997 (the "Effective Date"), by and between GALILEO INTERNATIONAL, L.L.C., a Delaware limited liability company ("GILLC") with offices at Suite 400, 9700 West Higgins Road, Rosemont, Illinois, 60018, and UNITED AIR LINES, INC., a Delaware corporation ("United") with offices at 1200 E. Algonquin Road, Elk Grove Township, Illinois 60007.

                                    RECITALS

                  WHEREAS United and Apollo Travel Services Partnership, a Delaware general partnership ("Apollo Partnership"), are parties to a Sales Representative Agreement, dated as of January 1, 1994 (the "Original Agreement"); and

                  WHEREAS GILLC generates computerized reservations services through GILLC's computer reservation system and distributes such services worldwide for use by travel-related business entities, by CTMS Customers, and by individual consumers; and

                  WHEREAS GILLC desires to appoint Sales Representatives that will be responsible for the sale of GILLC's reservations services to such persons and for the provision of ongoing support services to certain of such persons; and

                  WHEREAS The parties hereto agree that, because of the competitiveness of the products and services of GILLC vis-a-vis like products and services of all other companies within the CRS Industry, United is desirous of entering into this Agreement; and

                  WHEREAS The parties hereto agree that, because of United's knowledge of and contact with a substantial portion of the community of travel agents within the Territory, GILLC is desirous of entering into this Agreement; and

                  WHEREAS United and Apollo Partnership intend to terminate the Original Agreement and United desires to be a Sales Representative for GILLC under the terms and conditions of this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, GILLC and United hereby agree as follows:

1        Definitions.

         Capitalized terms used as defined terms in this Agreement have, unless otherwise defined elsewhere in this Agreement, the meanings provided for each in Attachment A hereto.

2        Sales Agency and Territories.

         2.1      Sales to NTP Subscribers.

                  2.1.1    Sales Agency Appointment.

                           With respect to the Assigned Subscribers, GILLC
                  hereby appoints United as the exclusive limited agent of GILLC to obtain commitments from the Assigned Subscribers to subscribe for and lease Galileo Services. Except as provided in Section 4.2 below, United will act as the sales agent of GILLC only for the limited purposes of negotiating and obtaining written commitments from NTP Subscribers on terms and in a form prepared and approved in advance by GILLC.

                  2.1.2    Designated Subscribers.

                           Exhibit C hereto lists the NTP Subscribers with
                  locations in the sales territories of more than one sales representative for whom United is the designated provider of Sales Services and Support Services. United is the exclusive provider of Sales Services and Support Services for all locations of such NTP Subscribers in the Territory. GILLC may add or delete NTP Subscribers from such Exhibit C only with United's consent. All NTP Subscribers listed on Exhibit C are "Excluded Subscribers" for all other sales representatives of GILLC, including for GILLC itself.

                  2.1.3    Multinational Accounts.

                           An NTP Subscriber whose Headquarters is in the
                  Territory and that has outlets (whether owned, licensed, or otherwise) for its business in both the Territory and outside of the Territory is, for the purposes of this Agreement, a "Multinational Account". GILLC has overall responsibility with respect to Multinational Accounts, including the provision of services to and all payments of Financial Assistance to such Multinational Accounts, provided, however, that United has responsibility for the negotiations with Multinational Accounts with respect to the products and services of GILLC, and United and GILLC agree that United together with GILLC shall undertake all such negotiations pursuant to this Agreement, including, without limitation, the Multinational Procedure as described in Section 4.2 below. Exhibit C to this Agreement lists the Multinational Accounts as of the Effective Date. Subsequent to the Effective Date, United shall assume the responsibilities described in this Section 2.1.3 with respect to any National Account that, during the term of this Agreement, becomes a Multinational Account, whether by growth, merger, business combination, or otherwise. In the event that any Multinational Account ceases to be a Multinational Account during the term of this Agreement (a "Discontinued Multinational Account"), then such

                  Discontinued Multinational Account shall no longer be deemed to be a Multinational Account but shall be deemed to be a Designated Subscriber. Subsequent to the Effective Date, during the term of this Agreement, if any Assigned Subscriber other than an existing Multinational Account or a National Account becomes a Multinational Account, whether by growth, merger, business combination, or otherwise, then GILLC and United will meet to determine the most appropriate process for account management for such account.

         2.2      Sales to CTMS Customers.

                  With respect to CTMS Customers and CTMS Agents, GILLC hereby appoints United as its non-exclusive limited agent to obtain commitments from CTMS Customers and CTMS Agents to purchase, license, or lease CTMS Services. Pursuant to Section 4.3 below, and except in those territories where GILLC has granted exclusive distribution rights to third parties with respect to Galileo Services and CTMS Services, as listed in Exhibit E hereto, United may act as the sales agent of GILLC worldwide for the limited purposes of negotiating and obtaining written commitments from CTMS Customers and CTMS Agents on terms and in a form prepared and approved in advance by GILLC.

         2.3      Other Sales Agents.

                  Subject to this Section 2 and to Section 3 below, GILLC may at its discretion appoint other persons as sales agents of GILLC and GILLC may act on its own behalf as sales agent. GILLC will treat each of its sales agents in a fair and nondiscriminatory manner and as appropriate in a manner proportionate to United's responsibilities hereunder with respect to the terms and conditions of its appointment as a sales representative, including, but not limited to, the provision of Sales Services, Support Services, training, the criteria for approvals of Form Agreements, the compensation arrangements provided by GILLC, and in all associated support functions that are GILLC's responsibility hereunder.

         2.4      Territorial Reassignment.

                  A "Territorial Reassignment" shall occur in the event of (i) a reassignment by GILLC among its sales representatives of territories outside of the APR but within the Territory, or (ii) the termination of any arrangement regarding sales agency between GILLC and another sales representative of GILLC who is performing as a sales agent within the Territory but not within the APR (an "Other Agent"). In the event of a Territorial Reassignment, GILLC will offer to United the right of first refusal to assume sales agent responsibility within such reassigned territory or within the territory of such terminated Other Agent. Before such territories are assigned to United, GILLC and United will negotiate in good faith to adjust the performance objectives and the compensation therefor as provided in Appendix II. If United and

         GILLC are unable within ninety days (90 days) from the commencement of such negotiations to agree on the terms of adjustment for the performance objectives and the compensation then GILLC shall be free to make the Territorial Reassignment to any other agent or GILLC may perform such sales function for itself.

         2.5      Trade Names.

                  During the term of this Agreement and except as otherwise provided in this Agreement, with respect to the APR, GILLC will market, and United will sell, the Reservations Services and CTMS Services of GILLC under the "Apollo" trade name. Notwithstanding the foregoing, if, as a result of United's efforts under this Agreement, a customer of GILLC commits to purchase GILLC products or services outside of the Territory then GILLC will determine the trade name for such products or services outside of the Territory. For the purposes of this Agreement it is assumed, without obligation on GILLC's part, that such trade name outside the Territory is "Galileo".

3        The Administration of this Agreement.

         United and GILLC agree that the proper and efficient administration of each party's obligations under this Agreement is essential to meeting the objectives of the parties hereunder. To this purpose, the parties agree to dedicate appropriate staff and resources at an executive level, and otherwise, as follows:

         3.1      GILLC.

                  At all times during the term of this Agreement GILLC will employ an individual who shall have primary responsibility for meeting GILLC's obligations under this Agreement, which person shall be a duly appointed officer of GILLC (the "GILLC Executive"). The GILLC Executive shall report directly to the President and Chief Executive Officer of GILLC. The GILLC Executive shall be a person who has experience and background commensurate with his or her responsibilities. The GILLC Executive will maintain an office in the Chicago metropolitan region.

                  The GILLC Executive shall have full authority to bind GILLC in all matters regarding this Agreement that may arise during the term of this Agreement, subject to the provisions of the limited liability company agreement and commitment authorities of GILLC as approved by GILLC's Managing Member or CEO, including, without limitation:

                  (i)      matters regarding Financial Assistance;

                  (ii) the approval of agreements with current and potential customers of GILLC that are negotiated by United on GILLC's behalf pursuant to this Agreement;

                  (iii) the negotiation with United of goals and targets related to GILLC's and United's performance under this Agreement;

                  (iv) the compensation owed United by GILLC under this Agreement, including the negotiation and payment thereof;

                  (v) the quantity, quality of performance and training of personnel provided by GILLC pursuant to its obligations under this Agreement;

                  (vi) the coordination of GILLC's role in negotiations with any third party where such negotiations involve the participation of parties other than GILLC, United, and that third party; and

                  (vii) the coordination and resolution of any issues arising under this Agreement that, in United's or GILLC's estimation, are affected by actions that have been or may be taken by other sales agents of GILLC or by GILLC.

                  The GILLC Executive may delegate to employees of GILLC or to persons under the control of GILLC such matters that are his or her responsibility hereunder and as may be, in the GILLC Executive's discretion, appropriate for delegation provided that, if United reasonably objects that such delegation will result in a diminishment of GILLC's performance hereunder or in a detriment to United's ability to perform its obligations hereunder, or both, then GILLC will review the proposed delegation and inform United as to how GILLC will address United's reasonable concerns.

         3.2      United.

                  At all times during the term of this Agreement United will employ an individual to have primary responsibility for meeting United's obligations under this Agreement, which person shall be a duly appointed officer of United (the "United Executive"). The United Executive shall be a person who has experience and background commensurate with his or her responsibilities. The United Executive will maintain an office in the Chicago metropolitan region. The United Executive shall have full authority to bind United in all matters regarding this Agreement that may arise during the term of this Agreement, subject to the provisions of the corporate by-laws and commitment authorities of United Air Lines, Inc., as approved by United Air Lines, Inc.'s Board of Directors or CEO, including, without limitation:

                  (i) the conduct of United's negotiations with current and potential customers of GILLC on GILLC's behalf pursuant to this Agreement;

                  (ii) the negotiation with GILLC of goals and targets related to GILLC's and United's performance under this Agreement;

                  (iii) the compensation owed United by GILLC under this agreement, including the negotiation and payment thereof;

                  (iv) the quantity, quality of performance and training of personnel provided by United pursuant to its obligations under this Agreement;

                  (v) the coordination of United's role in negotiations with any third party where such negotiations involve the participation of parties other than GILLC, United, and that third party; and

                  (vi) the coordination and resolution of any issues arising under this Agreement that, in United's or GILLC's estimation, are affected by actions that have been or may be taken by other sales agents of GILLC or by GILLC.

                  The United Executive may delegate to employees of United or to persons under the control of United such matters that are his or her responsibility hereunder and as may be, in the United Executive's estimation, appropriate for delegation, provided that, if GILLC reasonably objects that such delegation will result in a diminishment of United's performance hereunder or in a detriment to GILLC's ability to perform its obligations hereunder, or both, then United will review the proposed delegation and inform GILLC as to how United will address GILLC's reasonable concerns.

         3.3      Meetings and Coordination.

                  The GILLC Executive and the United Executive shall meet from time to time, whether telephonically or in person and on a schedule to which they mutually agree, to review the progress of each party's performance under this Agreement as well as general economic and travel industry market conditions or factors that may potentially affect one or the other party performance hereunder.

4        Responsibilities of United.

         4.1      NTP Sales Services.

                  Primarily using United's General Sales Personnel, United will actively engage in the sale, marketing, and promotion of Galileo Services to the Assigned Subscribers. To this end, United will perform the following services for GILLC pursuant to this Agreement (such services are, collectively, "NTP Sales Services"):

         (i) Scope. United will engage in NTP Sales Services regarding only those Galileo Services as directed or authorized in advance by GILLC.

         (ii) Contact. United will maintain current and establish new personal and telephone contact and sales relationships, including, where appropriate, in person or telephone sales calls. At GILLC's expense, United may, on approval of GILLC, undertake direct mail solicitations, promotions, and other sales efforts, with NTP Subscribers within the APR. GILLC may disapprove any sales promotion or solicitation with respect to the Galileo Services that

                  GILLC in its reasonable discretion determines to be contrary to the objectives or policies of GILLC.

         (iii) Commitment Review Procedure. United shall follow the Commitment Review Procedure described in Appendix I below.

         (iv) Support Services. Subject to the NTP Form Agreement and within the Negotiation Range, United shall offer to NTP Subscribers within the APR such NTP Support Services as are approved in advance by GILLC.

         (v) Discontinued Services. Upon receipt of a Discontinued Service Notice, as such term is defined in Section 5.1 below, United will cease Sales Services regarding such Galileo Service or feature.

         (vi) Changes to United Organization. United will give GILLC prompt written notice regarding any significant re-organization, redeployment or change of responsibilities of its General Sales Personnel (an "Organization Change"). If such Organization Change is likely to result in an inability of United to perform NTP Sales Services in a metropolitan area in the APR that provides a significant portion of Total Revenue then United will notify GILLC as to whether

                  (a) United chooses to continue providing services under this Agreement in such area, in which case United will propose to GILLC how United will staff the necessary Sales Force coverage for such area, and GILLC will review United's proposal in good faith and determine whether it accepts the proposal; or

                  (b) United chooses not to continue providing services under this Agreement in such area.

                  In the event of (b), above, or of GILLC's rejection of United's proposal in (a), above, then GILLC may reassign sales responsibility in such area to another person, including to GILLC itself.

         4.2      Multinational Sales Services.

                  United will actively engage in the sale, marketing, and promotion of Galileo Services to Multinationals. To this end, and notwithstanding the provisions of Section 4.1 above, United will perform the following services for GILLC pursuant to this Agreement (such services are, collectively, "Multinational Sales Services"):

         (i) Scope. United will engage in Multinational Sales Services regarding only those Galileo Services as directed or authorized in advance by GILLC.

         (ii) Multinational Procedure; GILLC Lead; United Lead. With respect to the management of the account of each Multinational, the GILLC Executive shall appoint an individual (the "GILLC Lead") and the United Executive shall appoint an individual (the "United Lead") who shall have joint responsibility for the preparation and conduct of negotiations with that Multinational. The following procedure (the "Multinational Procedure") shall apply to the preparation and conduct of such negotiations:

                  (a) US Deal. The United Lead shall be the lead negotiator in negotiations with a Multinational that apply to Galileo Services that are to be provided by GILLC in at least the United States of America (a "US Deal").

                  (b) Sales Calls. All sales calls related to a US Deal and made in person with the Multinational shall be made jointly by the United Lead and the GILLC Lead. The GILLC Lead and the United Lead shall jointly coordinate contacts and meetings, whether in person or telephonic or via some other electronic means, with the Multinational. In the event that the Multinational initiates contact with one Lead outside of the presence of the other Lead, then the contacted Lead will promptly provide the other Lead with information about such contact insofar as it relates to the subject matter of this Agreement. In no case will any GILLC employee or agent discuss any element of United's business with the Multinational without United's prior knowledge and consent.

                  (c) Account Leads - Non-US Deals. In the case of negotiations with a Multinational that are not related to a US Deal, this Agreement does not apply, provided that, GILLC will regularly provide United with any information related to such non-United States of America negotiations or services that may reasonably be understood to be related either to the conduct and maintenance of United's good relations with such Multinational or to United's effective performance under this Agreement, or both. GILLC will endeavor to provide to United in advance of the presentation of proposals with respect to non-US Deals to Multinationals, a summary of the terms of such proposals. If United provides GILLC with United's reasonable objections to such terms to the effect that such terms will, in United estimate, have a negative effect on United ability to negotiate acceptable US Deals in the future, with respect to Financial Assistance or otherwise, then GILLC will take United's objections into account. If GILLC negotiates a non-US Deal that includes a level of Financial Assistance for a Multinational that is greater than the level of Financial Assistance then currently agreed with that Multinational under a US Deal then GILLC will not thereafter attempt to increase the Revenue Goal or reduce the FA Budget to offset such increased Financial Assistance.

         4.3      CTMS Sales Services.

                  United will actively engage in the sale, marketing, and promotion of CTMS Services to CTMS Customers and CTMS Agents. To this end, United will perform the following services for GILLC pursuant to this Agreement (such services are, collectively, "CTMS Sales Services"):

         (i) Scope. United will engage in CTMS Sales Services regarding only those CTMS Services as directed or authorized in advance by GILLC.

         (ii) Product Licensing. As GILLC's non-exclusive sales agent for the licensing of CTMS Services, subject to Section 2.2 above, United may market and license CTMS Services to CTMS Customers and to CTMS Agents. The parties will work together to develop marketing plans for CTMS Services, including the name or names of products.

         (iii) Contact. United will maintain current and establish new personal and telephone contact and sales relationships, including, where appropriate, in person or telephone sales calls with CTMS Customers and CTMS Agents. At GILLC's expense, United may, on approval of GILLC, undertake direct mail solicitations, promotions, and other sales efforts, with CTMS Customers and CTMS Agents. GILLC may disapprove any sales promotion or solicitation with respect to the CTMS Services that GILLC in its reasonable discretion determines to be contrary to the objectives or policies of GILLC.

         (iv) Commitment Review Procedure. United shall follow the Commitment Review Procedure described in Appendix I below.

         (v) CTMS Support Services. Subject to the CTMS Form Agreement and within the Negotiation Range, United shall offer to CTMS Customers or CTMS Agents, or both, as the case may be, such CTMS Support Services as are approved in advance by GILLC.

         (vi) Discontinued Services. Upon receipt of a Discontinued Service Notice, as such term is defined in 5.1 below, United will cease CTMS Sales Services regarding such CTMS Service.

         4.4      Support Services.

                  In addition to the Sales Services, United will perform the following services for GILLC pursuant to this Agreement for those NTP Subscribers with annual HOL Flow in excess of $5 million (such services are, collectively, "Support Services").

         (i) Support Services Calls. Responses to inquiries from, and regular premises visits and assistance to, NTP Subscribers in order to establish and maintain good relations and to improve relations between NTP Subscribers and GILLC, and to aid in familiarization with and use of Galileo Services and CTMS Services.

         (ii) Technical Questions Received. United will relay promptly to GILLC any technical questions received by United from customers of GILLC and, as requested by GILLC, will coordinate responses thereto.

         (iii) Area of Support. United will be responsible for Support Services for locations of NTP Subscribers within the APR, and as designated by GILLC outside of the APR (although associated revenue from non-APR Subscribers designated for support will be included in Total Revenue).

         4.5      Responsibilities With Respect to Excluded Subscribers.

                  United will not enter into sales negotiations with Excluded Subscribers except with the prior written approval of GILLC. GILLC may add or delete NTP Subscribers as Excluded Subscribers on Exhibit B hereto after consulting with and receiving the consent of all affected sales representatives, including United. Revenues from all Assigned Subscribers who become Excluded Subscribers will continue to be counted for that year in the Total Revenue. United may negotiate with NTP Subscribers regarding sales commitments outside of the APR (i) after prior notice to GILLC, (ii) after a reasonable period of time in which GILLC has had the opportunity to coordinate such sales calls with its own sales force and with GILLC's other sales representatives, and (iii) after consent of GILLC. Only those sales outside of the APR approved in advance by GILLC will be included in Total Revenue totals.

         4.6      Sales Planning.

                  Subject to Appendix II, and in no event later than February 28 of each year, GILLC and United jointly will develop a sales plan for such year, which sales plan will be designed to increase business opportunities, procure profitable NTP Subscriber accounts for GILLC and attain or exceed the Revenue Goal.

         4.7      Staffing.

                  4.7.1    Staffing Commitment.

                           As described in Appendix I, United will staff a Sales
                  Force who will provide Sales Services to GILLC under this Agreement.

                  4.7.2    Review of Staffing Levels.

                           United will consult with GILLC from time to time as
                  requested by either party to review the job descriptions, minimum qualifications, career paths, and other matters in connection with the Sales Force. United will consult with GILLC regarding the staffing of Dedicated Personnel and Active Support Personnel positions to be provided under this Agreement. Such consultations will include review of job descriptions and necessary qualifications, consideration of possible applicants from GILLC and United as well as third parties, and full consultation and review of proposed training schedules for each Dedicated Personnel and Active Support Personnel.

                  4.7.3    Employee Proficiency and Training.

                           4.7.3.1  Introductory Training.

                                    Prior to commencing any Sales Services on
                           behalf of GILLC hereunder, all Sales Force personnel of United must attend a five-day introductory training course and, thereafter, a two-day refresher training course at least once annually, at a location or locations to be mutually agreed between United and GILLC. As new GILLC products or services are released by GILLC for Sales Services hereunder, GILLC will provide training with respect thereto to the Sales Force at a location or locations as agreed by the parties. GILLC will bear its own expenses in providing the training and United will bear its own expenses of the Sales Force in attending such training.

                           4.7.3.2  Employee Proficiency.

                                    United will take all reasonable steps to
                           ensure that all of the Sales Force who are authorized to sell or support the products and services of GILLC hereunder have been trained appropriately and are proficient to provide Sales Services in accordance with the terms of this Agreement. GILLC shall have the right to test the proficiency of individual Sales Force personnel at the time of their refresher training and to require additional training for such individuals as do not demonstrate minimum proficiency. GILLC will provide all course materials, test materials, and training facilities necessary to provide such additional training, and United and GILLC will mutually establish a reasonable schedule for the administration of such additional training. Sales Force personnel who have completed such additional training will be again tested and those who again demonstrate an inability to achieve the minimum level of proficiency will not be counted toward the required staffing levels prescribed in this Section 4.7.

                           4.7.3.3  Training and Test Materials.

                                    GILLC will provide to United in advance of
                           their use copies of all introductory training materials, refresher training materials, and proficiency test vehicles to he used pursuant to this
                           Section 4.7.3 (collectively, the "Training
                           Materials"). The Training Materials will always be constructed according to the best practices for Training Materials then employed by U.S. industry and shall be related solely to the reasonable skills required of a person engaged in the sales of products and services such as those of GILLC. United may, at its request, review such Training Materials in advance of their use hereunder and GILLC will make all reasonable changes requested by United to the Training Materials.

5        GILLC Responsibilities.

         5.1      Marketplace Competitiveness.

                  GILLC will at all times during the term of this Agreement use its best efforts to ensure that Galileo Services maintain a superior level of competitiveness in the CRS Industry. GILLC will give United as much notice as is reasonably practicable if GILLC discontinues general distribution or provision of any particular Galileo Service or CTMS Service or major feature thereof (a "Discontinued Service Notice")

         5.2      GILLC Support of Sales Services and Support Services.

                  With the objective of ensuring the proper level of GILLC support for Sales Services and for Support Services provided by United under this Agreement, GILLC will provide the following support to United (collectively, the "GILLC Support"):

         (i) Copies. GILLC will ensure that United at all times has a current copy of each version of the Form Agreements together with such commentary or explanation of the Form Agreements as may be reasonably required by United for the comprehension and understanding of the Form Agreements.

         (ii) Changes to Form Agreements. GILLC will provide United with no less than 30 days written notice in the event that GILLC modifies or discontinues the use of any of the Form Agreements.

         5.3      Services of GILLC.

                  GILLC will provide Galileo Services, CTMS Services and New Services to NTP Subscribers, CTMS Customers and CTMS Agents, subject to the terms of the Form Agreements as negotiated by Untied and approved by GILLC pursuant to this Agreement.

         5.4      New Services.

                  GILLC will not distribute any Galileo Service (but excluding enhancements or replacements of any Galileo Service) that did not exist as of the Effective Date (a "New Service") through any sales representative in the Territory, and including GILLC itself, without first offering United the right of first refusal to become the exclusive sales agent for such New Service for the APR. GILLC and United shall negotiate on the reasonable terms of such agency, including the performance objectives and the compensation therefor as provided in Appendix II. Failing agreement with United within ninety days (90 days) of the inception of such negotiations, GILLC may, upon giving notice to United pursuant to
         Section 26, below, make the other sales representative arrangements for the New Service within the Territory.

         5.5      CTMS Products.

                  5.5.1    Base Products.

                           GILLC has the ultimate role in determining product
                  specifications and features of any CTMS Service, and GILLC will ensure that such specifications and product implementations of such specifications meet prevailing market needs. To that end, the GILLC Executive shall consult regularly with the United Executive as to information that United may gather in the course of its business that United believes is relevant to ensuring that the CTMS Service is competitive with like services and products provided by other service providers.

                  5.5.2    Demonstrations.

                           Upon United's request, subject to GILLC's agreement,
                  GILLC, at its expense, will provide demonstrations of CTMS Services to CTMS Customers and/or CTMS Agents. GILLC will coordinate the content and scheduling of such demonstrations with United.

         5.6      Technical Support.

                  GILLC will provide in a good and workmanlike manner all installation, connection, and testing of all Galileo Services, CTMS Services and any field or technical support or field maintenance required by NTP Subscribers, CTMS Customers, or CTMS Agents. GILLC will maintain ongoing and appropriate contact with NTP Subscribers, CTMS Customers and CTMS Agents to facilitate user operation of the Galileo Services and CTMS Services. Technical sales consulting support will also be provided by GILLC to the Sales Force.

         5.7      Technical Assistance Offices.

                  GILLC will maintain regional Tech Offices for the use of its sales representatives that will be staffed by knowledgeable employees capable of providing technical assistance regarding Galileo Services and CTMS Services. Such assistance will be available to United during normal GILLC business hours.

         5.8      Help Desk.

                  GILLC, at its expense, will maintain a telephone call center or centers for use by the Sales Force, NTP Subscribers, CTMS Customers, and CTMS Agents during normal business hours for each of those persons in their places of business. The call centers will be staffed by knowledgeable persons under the control of GILLC who are capable of providing prompt, thorough, courteous, and professional technical assistance regarding the products and services of GILLC.

6        Reporting.

         United will furnish, at no cost to GILLC, the reports and documents set forth in Exhibit D hereto.

7        Other Marketing Rights.

         7.1      GILLC.

                  GILLC reserves the right to market and to support services in the Sales APR. During the term of this Agreement, and except as otherwise provided in this Agreement, GILLC will not designate the Sales APR of United as the area of primary sales responsibility of any other sales agent of GILLC, including GILLC itself.

         7.2      United.

                  Subject to the provisions of the Non-Competition Agreement, while United is the sales agent of GILLC under the terms of this Agreement, United will not act as a sales agent for the reservations or accounting services of another entity in the CRS Industry in the APR without the prior consent of GILLC, provided, however, that nothing in this Agreement will prevent United from:

         (i) having United Group Products and Services displayed or listed in any person's computer reservation system, schedule, other electronic or paper communications medium, or otherwise;

         (ii) providing to any person any technological or computerized means of delivering information and automation functionality;

         (iii) authorizing any person to use United's trademarks and trade names in connection with advertising United's participation in such person's computer information or reservation system, or otherwise;

         (iv) endorsing the products or services of another member of the CRS Industry, provided, however, that United may not endorse such products or services of such other member of the CRS Industry as being preferred to those of GILLC, provided, however, (a) if GILLC does not itself provide such products or services, or (b) GILLC provides such products or services but they do not meet United's needs, then, subject to the provisions of the Non-Competition Agreement, United may endorse such products or services of such other member of the CRS Industry in any manner.

8        Terms of Payment.

         GILLC will pay United quarterly in arrears, upon receipt and acceptance by GILLC of United's reports pursuant to Section 6 above for the preceding quarter and of its invoice therefor, an amount equal to one quarter of the Base Compensation. Invoices will be prepared and mailed on the first work day of April, July, October and January of each year. After the end of each calendar year, following receipt and acceptance by GILLC of United's report pursuant to
Section 6 above with results for the year as a whole, adjustments will be made as required by Appendix II, and GILLC or United, as appropriate, will make payment to the other in an amount determined in accordance with the application of such Section. All payments hereunder will be made within 30 days of date of invoice by wire transfer, banking instructions to be given by the recipient thereof in advance of each such transfer. All amounts due and payable hereunder and not paid within 30 days of date of invoice shall be subject to late payment interest subject to the following: (i) the Interest Rate shall be fixed as of the due date of the invoice, and (ii) interest shall be calculated, on the basis of a 360-day year, from the due date.

9        Currency.

         For the purposes of this Agreement all currency calculations shall be in US Dollars and, to the extent paid in a currency other than US Dollars, revenue received by GILLC or expenses incurred by GILLC will be converted to US Dollars at the exchange rate in effect at the date of the receipt of such revenue or payment of such expense, as the case may be.

10       Term.

         This Agreement is effective as of the Effective Date, and will continue until the termination of the Non-Competition Agreement. GILLC may issue, no earlier than July 1 of each year a conditional notice of termination if GILLC has reasonably determined that United may, as a result of its own failure to perform and not as a result of a Material Change, not meet its then current Revenue Goal; if, as of 120 days after such conditional notice, GILLC reasonably determines that United will not meet such Revenue Goal and so notifies United, this Agreement will terminate 90 days after such determination (with no sales exclusivity during the last 30 days of the 90 day period) and United will be paid for sales services during the last 30 days only at direct labor cost (adjusted to reflect time devoted to GILLC) and associated expenses.

11       Confidentiality.

         11.1     Confidential Information.

                  Confidential information, including, without limitation, source code, object code, manufacturing, financial and marketing data, orders, forecasts, plans, designs, drawings and specifications of either United or GILLC, which is contained in tangible records designated as "CONFIDENTIAL", "TRADE SECRET" or "PROPRIETARY", or which is otherwise communicated on the express basis that the information is confidential, and which is provided to the other party during the performance of this Agreement (hereafter "Confidential Information"), will be treated as confidential and not further disclosed to any third party without the prior written consent of the providing party, except as provided under the terms of this Agreement, for five years from the date such Confidential Information was first received, unless such Confidential Information was already in the possession of the other party, is placed in the public domain through no fault of the party receiving such information, or becomes rightfully available to the other party through other sources without restriction on disclosure.

         11.2     Service.

                  If either party is served with a subpoena or other legal process requiring the production or disclosure of any Confidential Information or United Information, then that party will immediately notify the owner thereof, and will in good faith attempt to permit the owner at the owner's expense to intervene and contest such disclosure or production.

12       Service Marks, Patents, Third Party Data.

         12.1     Use of Service Marks.

                  12.1.1   GILLC Marks.

                           United will use and display the GILLC trade and
                  service marks in the form specified by GILLC. United will market the Galileo Services and CTMS Services under product names established by GILLC and must identify all such Galileo Services and CTMS Services as the products or services of GILLC. United may include its name and identifying marks in association with the names "Galileo" or "Galileo International". GILLC reserves the right to disapprove any use of the trade and service marks and other proprietary rights of GILLC if GILLC determines in its reasonable discretion that such use is contrary to the objectives or policies of GILLC.

                  12.1.2   United Marks.

                           GILLC will not use the trade or service marks of
                  United without United's prior written consent. United reserves the right to disapprove any use of the trade and service marks and other proprietary rights of United if United determines in its reasonable discretion that such use is contrary to the objectives or policies of United.

         12.2     Patent Indemnity.

                  12.2.1   Actions.

                           GILLC will defend at its expense any suit or
                  proceeding against United based on a claim that any product or service of GILLC ("GILLC Product") constitutes an infringement of the patent, trademark, or copyright laws of the United States, provided that GILLC is notified promptly in writing and given full and complete authority, information, and assistance for the defense of such suit or proceeding. If the foregoing provision is complied with, GILLC will pay damages and costs awarded against United, but GILLC will not be responsible for any compromise or settlement made without its prior written consent. If any GILLC Product is held to constitute infringement of such patent, trademark, or copyright and its use is enjoined, GILLC will, at its election and expense, either obtain for United the right to continue using such GILLC Product, modify such GILLC Product so that it is not infringing, or remove such GILLC Product.

                  12.2.2   Limitation.

                           GILLC will not be liable to United with respect to
                  any claim of infringement which is based upon (a) combination or utilization of a GILLC Product with products or services not supplied by GILLC; (b) the unauthorized modification by United or a person other than GILLC or its designated representatives of any GILLC Product or (c) the use of any GILLC Product not in accordance with GILLC's specifications or recommendations.

         12.3     Third Party Data.

                  GILLC makes no representation or warranty regarding the accuracy or reliability of any schedule, fare, quote, or other information provided to GILLC by airlines or by hotels, car rental companies or other vendors of travel related services. GILLC will not be responsible for, and United hereby releases and waives any claims against GILLC conceding, the accuracy or reliability of any such information provided by such third parties.

13       Taxes.

         13.1     GILLC Responsibilities.

                  GILLC will pay any sales, use, or personal property taxes (except for any tax levied upon or measured by United's gross receipts) imposed by any taxing authority and required to be paid by GILLC or United as a result of services provided to GILLC under this Agreement. GILLC will not be liable for any tax levied upon or measured by the income of United.

         13.2     Claims.

                  If a claim is made against United for any taxes that are to be paid by GILLC, United will timely notify GILLC. If GILLC so requests in writing, United will, at GILLC's expense, take such action as GILLC may reasonably direct with respect to such taxes, including payment of such taxes under protest. If the tax has been paid, and if requested by GILLC, United will, at GILLC's expense, take such action as GILLC may reasonably direct, including allowing GILLC to file a claim or commence legal action in United's name, to recover such tax payment. In the event of refund or recovery of any tax, or part thereof, United will pay to GILLC promptly that portion of the tax paid by GILLC, including any interest received thereon.

14       Limitation of Liability.

         Except as provided under Section 18 below ("Indemnification"), each party's total liability regarding any claim by the other party for breach of this Agreement is limited to the amount of compensation earned by United for the year in which the claim arises or, if based on obligations of a continuing nature and arising after termination, then the final year of this Agreement, and each party hereby releases and waives any claims against the other party for such breach in excess of such amount.

15       Consequential Damages.

         NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGE TO OR DESTRUCTION OF PROPERTY, LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

16       Termination for Breach.

         If either party (the "Defaulting Party") breaches any of its duties or obligations under this Agreement, and such breach continues for thirty days (ten days regarding failure to pay amounts due) after written notice of such default from the other party, then the other party may terminate this Agreement at any time thereafter, effective immediately upon written notice of termination to the Defaulting Party, without prejudice to any other rights or remedies the non-defaulting party may have. Upon notice of such termination, the Defaulting Party will return immediately to the non-defaulting party any and all confidential or proprietary information, programs, materials, or other data, and any copies thereof, in the possession or control of the Defaulting Party.

17       Force Majeure, Delay.

         Neither party will be responsible for delays in performance caused by acts of God or governmental authority, strikes or labor disputes, fires or other loss of manufacturing facilities, breach by suppliers of supply agreements, or any other cause beyond the reasonable control of that party.

18       Indemnification.

         Each party (the "Indemnitor") will indemnify the other party, its officers, employees, and agents (collectively "Indemnitees") against and hold each Indemnitee harmless from all claims, suits, judgments, losses, damages, fines or costs (including reasonable legal fees and expenses) resulting from any claim, suit, or demand by any third party for injuries to or deaths of persons or loss of or damage to property arising out of the Indemnitor's performance or willful misconduct of the Indemnitor, its employees, officers, or agents in connection with the Indemnitor's performance of this Agreement, except to the extent caused by the negligence of any Indemnitee. The Indemnitor's obligations under this paragraph will survive the termination of this Agreement.

19       Guarantee of Performance.

         If either party (the "Insolvent Party") becomes insolvent; if the other party (the "Insecure Party") has evidence that the Insolvent Party is not paying its bills when due without just cause; if a receiver of the Insolvent Party's assets is appointed; if the Insolvent Party takes any step leading to its cessation as a going concern; or if the Insolvent Party either ceases or suspends operations for reasons other than a strike, then immediately upon receipt of written notice from the Insecure Party the Insolvent Party will provide adequate assurance, satisfactory to the Insecure Party, of the future performance of this Agreement. If bankruptcy proceedings are commenced with respect to the Insolvent Party, then the Insecure Party may suspend all further performance of this Agreement until the Insolvent Party assumes or rejects this Agreement pursuant to section 365 of the Bankruptcy Code or any similar or successor provision. Any such suspension of further performance by the Insecure Party pending the Insolvent Party's assumption or rejection will not be a breach of this

Agreement and will not affect the Insecure Party's right to pursue or enforce any of its rights under this Agreement or otherwise.

20       Third Party Rights.

         Nothing contained in this Agreement establishes or creates, or is intended or will be construed to establish or create, any right in or any duty or obligation to any third party.

21       Assignment.

         United may assign or transfer this Agreement or any rights granted or provided for hereunder, in whole or in part, to any person or entity that is controlled by United, otherwise United may not assign or transfer this Agreement or any rights granted or provided for hereunder, in whole or in part, without the written Agreement of GILLC. GILLC may assign or transfer this Agreement or any rights granted or provided for hereunder, in whole or in part, to any person or entity that is controlled by GILLC, otherwise GILLC may not assign or transfer this Agreement or any rights granted or provided for hereunder, in whole or in part, without the written Agreement of United.

22       Relationship of the Parties.

         The relationship of the parties is that of principal and limited agent. United may bind GILLC only as specifically provided in this Agreement.

23       Severability.

         If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, then the Agreement shall he construed to exclude such provision and to be enforceable in all other respects, unless to do so would prejudice the rights of either party or result in such a material change as to cause performance by either party to be unreasonable.

24       Survival.

         All provisions of this Agreement which by their terms survive termination thereof will continue thereafter in full force and effect.

25       Governing Law.

         This Agreement, and any dispute arising under or in connection with this Agreement, including any action in tort, will be governed by the internal laws of the State of Illinois. Any action brought to (i) preserve the status quo pending arbitration or (ii) enforce an arbitration proceeding or decision shall be brought in courts located within Cook County, Illinois, the parties hereby consenting to personal jurisdiction and venue therein.

26       Notices.

         All notices to either party under this Agreement must be in writing and sent to the following addressee and at the following address:

                  for GILLC:
                  Galileo International, L.L.C.
                  Suite 400
                  9700 West Higgins Road
                  Rosemont, Illinois 60018
                  Attn: President

                  for United:
                  United Airlines Department WHQSS
                  1200 E. Algonquin Road
                  Elk Grove Township, Illinois 60007
                  Attn: Vice President and General Sales Manager

         Notices will be deemed effective on the date received. Notices by certified or registered mail (return receipt requested) will be deemed received on the date shown on the return receipt. Notices sent by telex or facsimile will be deemed received on the date transmitted if transmitted before 3:30 p.m. time of recipient, otherwise on the next business day following transmission.

27       Headings.

         The section headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading or caption had been used in this Agreement.

28       Entirety of Agreement.

         This Agreement including any Exhibits or attachments, supersedes all prior oral or written representations or communications between the parties and constitutes the entire understanding of the parties regarding the subject matter of this Agreement. This Agreement supersedes the Sales Representation Agreement between Apollo Travel Services and United, and the parties hereto agree that all obligations under that agreement are terminated.This Agreement may be modified only in a writing signed by both parties.

29       Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same instrument.

         IN WITNESS WHEREOF, the parties have agreed to and executed this Agreement by their authorized representatives as of the Effective Date first set forth above.


GALILEO INTERNATIONAL, L.L.C.                UNITED AIR LINES, INC.


By:  /s/ James E. Barlett                    By:  /s/ Frederic F. Brace
--------------------------------                --------------------------------
Name:  James E. Barlett                      Name:  Frederic F. Brace

Title: President and                         Title:
       Chief Executive Officer                     -----------------------------

                                   Appendix I

                                  Certain Terms


1.       NTP Sales Services.

         (i) Quotation. Except as provided in paragraph 1(iii) below, using the NTP Form Agreement United will quote NTP Subscribers those terms of the NTP Form Agreement as are appropriately related to that NTP Subscriber's business.

         (ii) Negotiation. On the basis of the NTP Form Agreement United shall negotiate with NTP Subscribers and attempt to obtain commitments from NTP Subscribers to purchase Galileo Services from GILLC.

         (iii)    [*]

2.       Multinational Sales Services.

         (i) Terms: US Deals. With respect to US Deals, the GILLC Lead shall have responsibility for preparing terms, whether financial terms or otherwise, related to the provision of GILLC services to the Multinational. The GILLC Lead will consult with the United Lead on such terms and will take into account United's reasonable business judgment regarding such terms. Such terms shall be the subject of the negotiations relating to a US Deal described in this Multinational Procedure.

         (ii) US Deal Approvals. United and GILLC shall jointly approve any final agreement negotiated with the Multinational with respect to a US Deal.

         (iii) Resolution of Differences. In the event United and GILLC cannot reach agreement on any matter relating to a US Deal, including without limitation the terms thereof, then such disagreement shall be resolved (a) by the Independent Directors, in the case of a US Deal that applies solely to the United States of America, or (b) the Galileo Board, in the case of a US Deal that applies both to the United States of America and elsewhere.

3.       CTMS Services.

         (i) Quotation. Except as provided in paragraph 3(iii) below, using the Form Agreements for CTMS Services, United will quote CTMS Customers or CTMS Agents, or both, as the case may be, those terms of the CTMS Form Agreement as are appropriately related to that CTMS Customer's or CTMS Agent's business.




                                 (APPENDIX I-1)

         (ii) Negotiation. On the basis of the CTMS Form Agreement United shall negotiate and attempt to obtain commitments from CTMS Customers or CTMS Agents, or both, as the case may be, to purchase, lease or license CTMS Services from GILLC.

         (iii)    [*]

4.       Staffing.

         (i) Dedicated Personnel. United will provide [*] Dedicated Personnel (minimum [*] PMEs on average per year as measured by OPS) who will be dedicated [*] of their time to Sales Services;

         (ii) Active Support Personnel. With respect to the Territory, excluding Mexico, United will provide [*] Active Support Personnel comprised of [*] account executives ("AE") and [*] automation sales representatives ("ASR") (totaling a minimum [*] PMEs on average per year, as measured by OPS) who will be dedicated [*] of their time to Sales Services; with respect to Mexico, United will provide [*] PMEs who will be dedicated [*] of their time to Sales Services; and

         (iii) General Sales Personnel. United will provide [*] General Sales Personnel (minimum [*] PMEs on average per year as measured by OPS) who will spend a minimum of [*] of their time on Sales Services on behalf of GILLC.

5.       GILLC Support of Sales Services and Support Services.

         (i) Form Agreements. GILLC shall prepare all form agreements and terms including, as applicable and without limitation: the duration of the form agreements; the quantity and quality of computer and network equipment to be provided, installed and maintained by GILLC; list prices such as lease fees, license fees, penalties and other charges; productivity credits and other discounts from list prices, related software licenses or sublicenses, as the case may be; and other terms as may be determined by GILLC from time to time (the "Form Agreements"). With respect to CTMS Services, GILLC will provide the following Form Agreements: (a) a form of product license as between GILLC and the CTMS Customer, and (b) a form of product license as between GILLC and a CTMS Agent pursuant to which the CTMS Agent is permitted to use CTMS Services on the behalf of the CTMS Customer.

         (ii)     [*]

         (iii)    [*]




                                 (APPENDIX I-2)

                                   Appendix II

                            Budgets and Compensation

1.       General Statement of Method.

         With respect to those commitments of customers of GILLC to purchase products and services from GILLC that, pursuant to this Agreement, United is instrumental in securing there shall be, by mutual agreement of United and GILLC, annual revenue plans and annual plans for Financial Assistance spending. In the course of each year of this Agreement, GILLC will measure and report to United, at least monthly, actual Total Revenue and Financial Assistance spending. United shall receive a minimum, guaranteed compensation. Additionally, United shall receive incentive compensation that is based, for the year in question, on Total Revenue versus the Revenue Plan and on Financial Assistance spending versus the FA Budget. Notwithstanding the generality of this
         Section 1, the procedure for determining United's compensation under this Agreement is as described in this Appendix II.

2.       Goals.

         Subject to Section 4.6 of this Agreement and Section 3 below, in no event later than February 28 of each year, United and GILLC will complete negotiations with respect to the goal for Total Revenue for that year and the budget for Financial Assistance for that year (respectively, the "Revenue Goal" and the "FA Budget"). Modifications to the Revenue Goal and the FA Budget are subject to the provisions of this Agreement. For 1997, the Revenue Goal and the FA Budget are as shown on Schedule 1 hereto.

3.       Financial Assistance.

         3.1      FA Budget.

                  FA Budgets will be determined concurrently with Revenue Goals for each year during the term of this Agreement and in accordance with the provisions of Section 2 above. The FA Budget for each year will (i) include contractual commitments for the payment of Financial Assistance for that year and for which GILLC is obligated, (ii) include reasonable estimates and projections as to additional Financial Assistance that may be required to gain new business or retain existing customers, and (iii) be commensurate with the Revenue Goal for that year. Subject to Section 3.2 below, at no time will United be required or requested to provide Financial Assistance to any person either directly or through adjustments to, or inclusions in, the FA Budget, the Revenue Goal, the Base Compensation, the Guaranteed Compensation, the Performance Compensation, or otherwise.

         3.2      Adjustments With Respect to Financial Assistance.




                                 (APPENDIX II-1)

                  United will not exceed the FA Budget during any year of this Agreement; [*] percent of all Financial Assistance expenditures by United in excess of the FA Budget will be deducted from Total Revenue counted toward the Revenue Goal for that year. If GILLC's Financial Assistance expenditures with respect to the Total Revenue are under the FA Budget for that year then the difference between such expenditures and the FA Budget will be added to Total Revenue counted toward the Revenue Goal for that year.

4        Failure to Agree.

         4.1      Dispute Resolution Procedure.

                  Failing agreement on the Revenue Goal or the FA Budget, or both, the negotiators will submit their positions to the Dispute Resolution Procedure as described in Attachment B hereto.

         4.2      Carryover Plan.

                  Until such time as the Dispute Resolution Procedure is completed the parties shall operate under this Agreement on the basis of a "Carryover Plan" that shall include, with respect to the calendar year in question:

                  (i) a "Carryover Revenue Goal" for that calendar year that will function for the purposes of this Agreement in lieu of the Revenue Goal for that year and that equals the Revenue Goal for the immediately preceding calendar year increased or decreased, as the case may be, by the FAA Factor;

                  (ii) a "Carryover FA Budget" for that calendar year that will function for the purposes of this Agreement in lieu of the FA Budget for that year and that equals the FA Budget for the immediately preceding calendar year increased or decreased, as the case may be, by the FAA Factor; and

                  (iii) a "Carryover Base Compensation" for that calendar year that will function for the purposes of this Agreement in lieu of the Base Compensation for that year and that equals the Base Compensation for the immediately preceding calendar year increased by [*] percent ([*]%).

5.       Material Changes.

         If a change occurs in the structure of the air transportation industry or of the CRS Industry, including without limitation changes in the number or types of competitors, customers, products, or services of either industry, which change is likely to cause either or both of the following cases (i) a material change to the flows of revenue through ARC or the BSP for Mexico, as applicable, or (ii) a requirement that entails the provision of substantial additional Sales Services in the APR (in either case a




                                 (APPENDIX II-2)

         "Material Change"), then, as the case may be, (a) either GILLC or United may request that the parties renegotiate the Revenue Goal or the FA Budget, or both, for that year, and (b) United will have the right of first refusal, exercisable within ten business days of written notice from GILLC, to elect to provide such additional Sales Services in the APR. Failing agreement on adjustments to the Revenue Goal or the FA Budget, or both, such adjustments to the Revenue Goal or the FA Budget, or both, will be determined as provided in Section 4.1 above.

6.       Base Compensation.

         "Base Compensation" shall be the prior year's Base Compensation increased by an amount equal to [*] of such prior year's Base Compensation prorated, for increases [*], as the percentage of the prior year's Revenue Goal attained by United increases from [*]. Base Compensation for 1997 is as provided on Schedule 1.

7.       Guaranteed Compensation.

         United will be paid [*] of Base Compensation ("Guaranteed Compensation") if United meets the staffing levels as provided in
         Section 4.7 of this Agreement. United will be paid [*] percent of Base Compensation in any event if United meets its Revenue Goal. [*] of Base Compensation will be at risk based on the Revenue Goal performance (the "Performance Compensation").

8.       [*]

9.       Advance Credit.

         Notwithstanding anything to the contrary contained in this Appendix II, in the event United attains [*] of the Revenue Goal for a year then United may, at its option, be credited, for purposes of determining its compensation under this Appendix II, with the amount (the "Advance Credit") necessary to achieve [*] of its Revenue Goal for such year. United shall exercise its option hereunder to take an Advance Credit by written notice to GILLC received no later than the fifth business day of the next succeeding year. The amount of the Advance Credit shall be deducted from Total Revenue otherwise attributable to United for any purpose under this Agreement during January of such succeeding year. No such Advance Credit shall be taken into account in setting the Revenue Goal. United may not exercise the option under this Section 9 in two successive years.

10.      Penalties: United.

         If United meets the staffing minimums provided in Section 4.7 of this Agreement, United will receive its Guaranteed Compensation as set forth in this Appendix II. If United fails to meet such staffing minimums and fails to meet its Revenue Goal, then

                                       [*]




                                 (APPENDIX II-3)

         Notwithstanding the foregoing, so long as United meets its Revenue Goal for the year, United will receive its Base Compensation for such year regardless of staffing goals attained.










                                 (APPENDIX II-4)

                                  Attachment A

                                  Defined Terms

As used in this Agreement, including the Attachments, Exhibits and Schedules hereto, the terms listed in this Attachment A have the meanings ascribed to them. The use of a term in the singular that is defined herein in the plural is understood in this Agreement to signify a single instance of such defined matter.

"Accounting Services" means those travel agency accounting services that are provided by GILLC to customers of GILLC.

"Active Support Personnel" means General Sales Personnel who will be dedicated primarily (80 percent of work time) to providing Sales Services pursuant to this Agreement.

"Administrative Support Personnel" means those General Sales Personnel who perform primarily administrative or management functions in the provision of Sales Services pursuant to this Agreement.

"Advance Credit" has the meaning ascribed to that term in Section 9 of Appendix II.

"APR" means "Area of Primary Sales Responsibility" as defined herein.

"ARC" means Airlines Reporting Corporation.

"Area of Primary Sales Responsibility" means the exclusive geographic area of primary sales responsibility assigned to United as described in Exhibit A hereto and as such geographic area may be amended from time to time in accordance with the provisions of this Agreement.

"Assigned Subscribers" means (i) all NTP Subscribers within the APR and (ii) the Designated Subscribers, but excluding the Excluded Subscribers.

"Base Compensation" has the meaning ascribed to that term in Section 6 of Appendix II and, in the event that there is a Carryover Base Compensation, means such Carryover Base Compensation.

"BSP" means an entity, including, without limitation, IATA, that performs accreditation, revenue reporting and clearing functions such as those performed by ARC.

"Cancelled Deal" has the meaning ascribed to that term in Section 5.2 above.

"Carryover Base Compensation" has the meaning ascribed to that term in Section
4.2 of Appendix II.

"Carryover FA Budget" has the meaning ascribed to that term in Section 4.2 of Appendix II.




                                (ATTACHMENT A-1)

"Carryover Plan" has the meaning ascribed to that term in Section 4.2 of Appendix II.

"Carryover Revenue Goal" has the meaning ascribed to that term in Section 4.2 of Appendix II.

"Commitment Review Procedure" has the meaning ascribed to that term in Section
5.2 above.

"Corporate Direct System" means a computerized travel reservations system that is integrated with desktop travel management software including, for example, travel policy enforcement, expense management, and management reporting functionality and is (i) selected by a CTMS Customer for use by its employees, or (ii) selected for use by a CTMS Agent retained by a CTMS Customer to service the travel planning and management requirements of such CTMS Customer.

"CRS Industry" means the group of business entities who provide products and services alike to the products and services of GILLC.

"CTMS Agent" means a Travel Agent, NTP Subscriber, service bureau, or other person with whom a CTMS Customer has an agreement pursuant to which the CTMS Agent performs services related to the use of a CTMS and other aspects of that CTMS Customer's travel planning and travel management requirements.

"CTMS Customer" means a corporation, partnership, or other person who is an existing or a potential purchaser of CTMS Services from GILLC.

"CTMS Form Agreement" means a Form Agreement that relates to CTMS Services.

"CTMS Sales Services" has the meaning ascribed to that term in Section 4.3 above.

"CTMS Services" means any portion of a Corporate Direct System provided by GILLC, whether itself, or through an arrangement or arrangements between GILLC and a third party or third parties.

"CTMS" means a CTMS Service.

"Designated Subscribers" means those NTP Subscribers listed on Exhibit C hereto and as amended pursuant to this Agreement.

"Dedicated Personnel" means General Sales Personnel of at least Account Executive level who will be dedicated full-time (100 percent of work time) to the provision of Sales Services pursuant to this Agreement.

"Discontinued Multinational Account" has the meaning ascribed to that term in
Section 2.1.3 above.




                                (ATTACHMENT A-2)

"Discontinued Service Notice" has the meaning ascribed to that term in Section
5.1 above.

"Dispute" means any dispute, disagreement, claim, or controversy arising in connection with or relating to this Agreement, or the validity, interpretation, performance, breach, or termination of this Agreement, including any claim of breach of representation or warranty or of non-performance.

"Dispute Resolution Procedure" means the procedure described in Attachment B hereto.

"Dispute Summary" means, with respect to a Dispute and with respect to the party to the Dispute who shall prepare a Dispute Summary, a written declaration presenting (i) a statement expressing the issue(s) in Dispute, (ii) facts relevant to the understanding of the issue(s) in Dispute, and (iii) a statement expressing the resolution of the Dispute that is sought by the party who prepares the Dispute Summary.

"Excluded Subscribers" means those NTP Subscribers listed on Exhibit B pursuant to this Agreement.

"FAA Factor" means, with respect to the Carryover Plan year in question, the change, expressed as a percentage, in forecast domestic revenue passenger enplanements for that Carryover Plan year versus the immediately preceding year, where "forecast domestic revenue passenger enplanements" shall be as provided in the then-current (as of the time the Carryover Plan is created) "FAA Aviation Forecasts" issued by the U.S. Department of Transportation, Federal Aviation Administration, Office of Aviation Policy and Plans.

"Financial Assistance" means the provision by GILLC, and at GILLC's expense, to any one or more of (i) the Assigned Subscribers, (ii) CTMS Customers, and (iii) CTMS Agents, of any one or more of: (a) cash payments; (b) indemnification payments; (c) revenue sharing; (d) booking fee rebates; (e) lease fee waivers;
(f) license fee waivers; (g) productivity or efficiency fee waivers; (h) airline tickets or other airline, car or hotel perquisites; (i) computer or other hardware; and (j) other benefits.

"FA Budget" means the amount of Financial Assistance established in accordance with the provisions of Section 3 of Appendix II and, in the event that there is a Carryover FA Budget, means such Carryover FA Budget.

"Form Agreements" has the meaning ascribed to that term in Section 5.2 above.

"Galileo Board" means the Board of Directors of GILLC.

"Galileo Services" means, collectively, Reservations Services and Accounting Services, as provided by GILLC in the APR, excluding CTMS Services.

"General Sales Personnel" means regular, full-time employees of United who either are in training for or are actively engaged in the sale of air transportation on United, or other persons as may be agreed by GILLC and United, including Administrative Support Personnel




                                (ATTACHMENT A-3)
as provided above, but excluding employees of United engaged primarily in administrative or management positions that supervise sale planning or implementation policies or processes of United.

"GILLC Executive" has the meaning ascribed to that term in Section 3.1 above.

"GILLC Lead" has the meaning ascribed to that term in Section 4.2 above.

"GILLC Support" has the meaning ascribed to that term in Section 5.2 above.

"Guaranteed Compensation" has the meaning ascribed to that term in Section 7 of Appendix II.

"Headquarters" means, with respect to the corporation or partnership in question, the city or place in which that corporation or partnership maintains its principal offices.

"HOL Flow" means, with respect to an individual NTP Subscriber, the annual sales of air transportation revenue, as measured by ARC and BSPS, for all locations of that NTP Subscriber.

"IATA" means the International Air Transport Association.

"Independent Directors" means the members of the Galileo Board who are neither nominated by an airline owner of GILLC or are members of the executive management of GILLC.

"Interest Rate" means the mathematical average of the prevailing dollar-denominated 30 day and 90 day London Interbank Offered Rates (LIBOR), as reported in the Wall Street Journal for a specified business day, plus 200 basis points.

"Level One Bonus" has the meaning ascribed to that term in Section 8 of Appendix II.

"Level Two Bonus" has the meaning ascribed to that term in Section 8 of Appendix II.

"Managing Member" means the member of GILLC who shall manage GILLC in accordance with the limited liability company agreement of GILLC, which member is Galileo International, Inc., a Delaware corporation.

"Material Change" has the meaning ascribed to that term in Section 5 of Appendix II.

"Multinational Accounts" means (i) those Designated Subscribers listed under "(A) Multinational Accounts" on Exhibit C hereto, and (ii) any other NTP Subscriber who may become a "Multinational Account" as provided in Section 2.1.3 above.

"Multinational Procedure" has the meaning ascribed to that term in Section 4.2 above.

"Multinational Sales Services" has the meaning ascribed to that term in Section
4.2 above.




                                (ATTACHMENT A-4)

"National Accounts" means those Designated Subscribers listed under "(B) National Accounts" on Exhibit C hereto.

"Negotiation Range" has the meaning ascribed to that term in Section 5.2 above.

"Neutral Travel Provider" means any Travel Agent that sells the products and services of Vendors and holds itself out as a neutral source of information regarding Vendors and their services or products.

"New Service" has the meaning ascribed to such term in Section 5.4 above.

"Non-Competition Agreement" means the Amended and Restated Non-Competition Agreement, dated as of July 30, 1997, among GILLC, United Air Lines, Inc., UAL Corporation and Covia L.L.C.

"Non-Vendor Revenue" means all revenue received by GILLC from NTP Subscribers, CTMS Customers, CTMS Agents, and other persons and including, without limitation, lease and license payments, install/deinstall charges, variable charges (including but not limited to charges for tickets, itineraries and invoice documents), and backroom lease and license fees, net of discounts, but not including Vendor Revenue.

"NTP" means Neutral Travel Provider, as defined herein.

"NTP Form Agreement" means a Form Agreement that relates to Galileo Services, but excluding CTMS Services.

"NTP Sales Services" has the meaning ascribed to that term in Section 4.1 above.

"NTP Subscriber" means a Neutral Travel Provider who is an existing or a potential purchaser of Galileo Services from GILLC.

"OPS" means United's Organizational Pay Summary system or any replacement system that United may use, in United's sole discretion, and which is a proprietary system that tracks United PMEs.

"Other Agent" has the meaning ascribed to that term in Section 2.4 above.

"Performance Compensation" has the meaning ascribed to that term in Section 7 of Appendix II.

"PME" means Paid Manpower Equivalent, which is commonly used in United's business practices as a measure of average employee headcount for the period of time in question.

"Reporting Number" means an account number issued by the Airline Reporting Corporation or by the International Air Transport Association, or both, to an individual or entity for the purpose of authorizing such individual or entity to operate as a travel agency.




                                (ATTACHMENT A-5)

"Reservations Services" means the computerized display, reservation, ticketing, or sale of the services or products of Vendors including the availability and price thereof, as generated by GILLC to any person other than Vendors.

"Revenue Goal" has the meaning ascribed to that term in Section 2 of Appendix
II.

"Sales Services" means, collectively, NTP Sales Services, Multinational Sales Services, and CTMS Sales Services.

"Sales Force" means, collectively, the Active Support Personnel, Dedicated Support Personnel and General Sales Personnel.

"Senior Review Committee" means a committee consisting of GILLC's President and United's Senior Vice President - North America.

"Support Services" has the meaning ascribed to that term in Section 4.4 above.

"Tech Office" means a technical support center (at times referred to colloquially as a "TN" office) operated and staffed by GILLC with personnel proficient in all technical aspects of the use by end-users of GILLC products and services.

"Territorial Reassignment" has the meaning ascribed to that term in Section 2.4 above.

"Territory" means, collectively, the United States of America together with its territories and protectorates, and the Republic of Mexico.

"Total Revenue" means the sum of Non-Vendor Revenue and Vendor Revenue, with respect to the APR plus such revenue generated from Designated Subscribers less such revenue generated from Excluded Subscribers, provided that any such revenue generated from the location of an Excluded Subscriber in the calendar year in which such location commences purchasing Galileo Services shall be included in the Total Revenue only for the sales representative who was responsible for such sale of Galileo Services.

"Training Materials" has the meaning ascribed to that term in Section 4.7.3.3 above.

"Travel Agent" means an individual or entity, that has been assigned a Reporting Number.

"United Executive" has the meaning ascribed to that term in Section 3.2 above.

"United Group Products and Services" means with respect to United and any carrier that uses United's airline designator code in the display of certain designated flights (collectively, the "group carriers") the schedule, seat availability, and price thereof of the group carriers, including, without limitation, air and/or non-air travel packages that may include ancillary air segments on non-group-carrier airlines.

"United Lead" has the meaning ascribed to that term in Section 4.2 above.




                                (ATTACHMENT A-6)

"US Deal" has the meaning ascribed to that term in Section 4.2 above.

"US Dollar" means the lawful currency of the United States of America.

"Vendor" means a vendor of travel-related services, such as an airline, hotel, or rental car company, tour package, cruise operator, or travel insurance company, that has purchased or subscribed for Reservations Services.

"Vendor Revenue" means all revenue received by GILLC from Vendors with respect to booking fees and other service charges or fees as a result of bookings and other transactions for which GILLC charges a fee to Vendors, which such bookings and other transactions are generated by NTP Subscribers, CTMS Customers, CTMS Agents, and other persons.










                                (ATTACHMENT A-7)

                                  Attachment B

                          Dispute Resolution Procedure

1.       General Procedure.

         Except as otherwise stated in the Agreement, the parties hereto shall resolve all Disputes in accordance with this procedure:

(a) Each party shall instruct its appropriate representative to promptly negotiate in good faith with the other party's appropriate representative to resolve the Dispute. The GILLC Executive shall be the representative of GILLC. The United Executive shall be the representative of United.

(b) If the representatives do not resolve the Dispute within ten business days (or such longer period as the Representatives may agree) after the date of referral of the Dispute to them, the representative of each party will prepare a Dispute Summary with respect to that party's position in the Dispute. The Dispute shall be referred (by either or both of the representatives) to the Senior Review Committee for resolution on the basis of the Dispute Summaries prepared by each party.

(c) If the Senior Review Committee does not resolve the Dispute within ten business days (or such longer period as that Committee may agree) from the date of referral to it, either party may submit the Dispute to binding arbitration in accordance with Section 2 of this Attachment.

2.       Arbitration Procedure

The Arbitration Procedure shall be the "baseball" arbitration procedure provided in Section 5.04 of the Amended and Restated Computer Services Agreement between United and GILLC, modified as necessary with respect to defined terms in this Agreement.






                                (ATTACHMENT B-1)

                                    Exhibit A

                      Area of Primary Sales Responsibility

                                       [*]

                               [ONE PAGE OMITTED]










                                  (EXHIBIT A-1)

                                    Exhibit B

                          List of Excluded Subscribers

                                       [*]

                               [ONE PAGE OMITTED]










                                  (EXHIBIT B-1)

                                    Exhibit C

                             Designated Subscribers

                                       [*]

                               [ONE PAGE OMITTED]










                                  (EXHIBIT C-1)

                                   Exhibit D

                          Sales Representative Reports


1)       Staffing Report. A quarterly written advice of staffing levels.

2) Account Activity Reports setting forth: Gains (signed contracts/OA's); Losses, Renewals; Changes/Updates to target lists - due on last day of each month.

3) Redistricting Reports and Administrative Files. On GILLC's request, contains account alignments and assignments.










                                  (EXHIBIT D-1)

                                    Exhibit E

                               Certain Territories

PARTNER HOME NATIONAL TERRITORIES

Austria
Canada
Greece
Ireland
Italy
Japan
Portugal
The Netherlands
United Kingdom

ASSOCIATE DISTRIBUTOR TERRITORIES

1.       ARABI

                  Algeria
                  Bahrain
                  Djibouti
                  Egypt
                  Iraq
                  Jordan
                  Kuwait
                  Lebanon
                  Libya
                  Mauritania
                  Morocco
                  Oman
                  Qatar
                  Saudi Arabia
                  Somalia
                  Sudan
                  Syria
                  Tunisia
                  United Arab Emirates
                  Yemen

2.       SOUTHERN CROSS

                  Australia
                  New Zealand
                  Papua New Guinea




                                  (EXHIBIT E-1)

                  Islands in the South Pacific Ocean (other than dependencies of the USA)

3.       GALILEO DANMARK

                  Denmark

4.       GALILEO NORDISKA

                  Finland
                  Norway
                  Sweden

5.       MALEV

                  Hungary

6.       SAA

                  South Africa
                  Independent Homelands
                  Namibia
                  Botswana
                  Lesotho
                  Swaziland

7.       AVENSA

                  Venezuela

8.       THY

                  Turkey

9.       INTERGLOBE

                  India

10.      PHATARAPRASIT

                  Thailand

11.      RELIANCE

                  Malaysia

12.      MERCATOR




                                  (EXHIBIT E-2)

                  Pakistan

13.      GETS

                  Cambodia
                  Vietnam
                  Malawi
                  Mauritania
                  Papua New Guinea
                  Tanzania
                  Croatia
                  Ukraine
                  Netherlands Antilles
                  Aruba
                  Guyana
                  Nigeria
                  Ethiopia
                  Benin
                  Burundi
                  Eritrea
                  Zaire
                  Djibouti
                  Ghana
                  Gambia
                  Kenya
                  Mozambique
                  Sudan
                  Cape Verde
                  Uganda




                                  (EXHIBIT E-3)

                                   Schedule 1

                      Certain Information Relating to 1997



                                    UNITED STATES APR          MEXICO APR
                                    -----------------          ----------
1997 REVENUE GOAL                          $[*]                   $[*]
1997 BASE COMPENSATION                     $[*]                   $[*]
1997 FA BUDGET                             $[*]                   $[*]



                                       [*]








                                 (Schedule 1-1)